Exhibit 3.6

FORM 51-102F3
MATERIAL CHANGE REPORT
Item	1	Name and Address of Company
		First Quantum Minerals Ltd.
		8th Floor – 543 Granville Street
		Vancouver, British Columbia
		Canada, V6C 1X8
		Telephone Number: 604 - 688 – 6577
Item	2	Date of Material Change
		February 28, 2005.
Item	3	News Release
		The news release was disseminated on March 1, 2005 through Canadian Corporate News and the
		London Stock Exchange.
Item	4	Summary of Material Change
		See attached News Release dated March 1, 2005.
Item	5	Full Description of Material Change
		See attached News Release dated March 1, 2005.
Item	6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
		Not applicable.
Item	7	Omitted Information
		Not applicable.
Item	8	Executive Officer
		Martin R. Rowley, Chief Financial Officer
		Telephone: 604 – 688 – 6577
Item	9	Date of Report
		March 1, 2005.

FIRST QUANTUM MINERALS ANNOUNCES SALE OF ANVIL MINING SHARES
-US $16 MILLION GAIN TO BE BOOKED IN FIRST QUARTER, 2005-

First Quantum Minerals Ltd. (TSX Symbol “FM”, LSE Symbol “FQM”) announced that it’s wholly owned subsidiary company, International Quantum Resources Limited, has sold its equity ownership stake in Anvil Mining Limited (“Anvil”) (TSX-AVM and ASX-AVM). The sale consisted of 4,029,617 common shares for net proceeds of US $22 million. First Quantum continues to hold 296,631 warrants to purchase 296,631 Anvil common shares at a price of US $0.92 per share. The warrants, which have an expiry date of January 15, 2006, are held for investment purposes and the shares issued on exercise may be sold in the future. A gain on the sale of approximately US $16 million will be booked in the first quarter of 2005.

Philip Pascall, Chairman and CEO commented, “We have enjoyed an excellent relationship with Anvil since acquiring this equity stake. First Quantum’s financial and technical support has helped Anvil grow into a profitable expanding copper producer in the Democratic Republic of Congo (DRC). With First Quantum’s own considerable opportunities in the region, this interest in Anvil has increasingly become less important and therefore no longer deemed a core asset. With its excellent portfolio of assets, there is now strong market interest in Anvil as a financially sound growing copper producer in the DRC. First Quantum has arranged that the shares are placed with institutional investors in the United Kingdom and Canada. We wish Anvil the best in its future endeavors.”

As a result of the sale of the Anvil shares, Philip Pascall will step down from Anvil’s Board of Directors in the near future.

On Behalf of the Board of Directors of First Quantum Minerals Ltd. “G. Clive Newall” G. Clive Newall President	12g3-2b-82-4461 Listed in Standard and Poor’s Sedar Profile #00006237

For further information visit our web site at www.first-quantum.com or contact Geoff Chater or Bill Iversen
8th Floor. 543 Granville Street Vancouver, British Columbia, Canada V6C 1X8 T
el: (604) 688-6577 Fax: (604) 688-3818 Toll Free: 1 (888) 688-6577 E-Mail: info@first-quantum.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Certain of the information contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the prices of gold, copper and sulphuric acid, estim ated future production, estimated costs of future production, the Company’s hedging policy and permitting time lines, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual prices of copper, gold and sulphuric acid, the factual results of current exploration, development and mining activities, changes in project parameters as plans continue to be evaluated, as well as those factors disclosed in the Company's documents filed from time to time with the British Columbia Securities Commission and the United States Securities and Exchange Commission.